EXHIBIT 10.10

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into as of June 2, 2013 (the “Effective Date”), by and between Medical Cash Management Solutions, LLC, a New York limited liability company (“MCMS”), and Neurotrope BioScience, Inc., a Delaware corporation (“Neurotrope”).

RECITALS

Whereas, Neurotrope desires to engage MCMS, and MCMS desires to accept the engagement by Neurotrope, to act as a consultant to Neurotrope under the terms and conditions set forth in this Agreement.

Now, Therefore, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.            Consulting Services. Subject to the terms and conditions of this Agreement, effective as of the date hereof, Neurotrope hereby engages MCMS, and MCMS hereby accepts the engagement by Neurotrope, to act as a consultant to Neurotrope for the duration of the Term (as defined below). In its capacity as a consultant to Neurotrope, MCMS agrees to perform the services identified in Appendix A and such other services relating to Neurotrope’s business and operations as are reasonably requested from time to time by Neurotrope's chief executive officer or board of directors (collectively, the “Services”). The manner and means by which MCMS chooses to perform the Services shall be in the discretion and control of MCMS; provided, however, that MCMS shall cause all Services to be performed by Robert Weinstein, a managing member of MCMS ("Weinstein"), and provided, further, that MCMS shall perform all Services in a timely and professional manner, using a degree of skill and care at least consistent with industry standards.

2.            Compensation. As consideration for MCMS’s performance of the Services, Neurotrope shall pay to MCMS $20,000 (twenty thousand dollars) per month (the "Consulting Fees"), in arrears, with $10,000 (ten thousand dollars) paid on the 15th day of each month and $10,000 (ten thousand dollars) at the end of each month for the entire Term of this Agreement or until its earlier termination pursuant to Section 8 hereof.

3.            Expenses. Neurotrope shall reimburse MCMS for any reasonable out-of-pocket expenses, including, without limitation, reasonable travel expenses, incurred in connection with MCMS’s performance of the Services; provided, however, that MCMS must submit such written documentation of all such expenses as Neurotrope may reasonably require. Neurotrope will reimburse MCMS for expenses covered by this Section 3 within fifteen (15) days of the date that MCMS submits proper documentation of such expenses to Neurotrope.

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4.            Independent Contractor Relationship. MCMS’s relationship with Neurotrope shall be solely that of an independent contractor, and nothing in this Agreement shall be construed to create a partnership, joint venture, or employer-employee relationship. MCMS is not the agent of Neurotrope and is not authorized to make any representation, contract or commitment on behalf of Neurotrope. MCMS shall not be entitled to any of the benefits that Neurotrope may make available to its employees, such as group insurance, profit sharing or retirement benefits. MCMS shall be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to MCMS’s performance of the Services and receipt of the Consulting Fees pursuant to this Agreement. Neurotrope will regularly report amounts paid to MCMS by filing Form 1099-MISC with the Internal Revenue Service as required by law, but given that MCMS is an independent contractor, Neurotrope will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on MCMS’s behalf. MCMS agrees to accept exclusive liability for complying with all applicable federal, state and local laws governing self-employed individuals, including, without limitation, obligations such as payment of taxes, social security, disability and other contributions based on the Consulting Fees paid to MCMS. MCMS hereby agrees to indemnify, hold harmless and defend Neurotrope from and against any and all such taxes and contributions, as well as any penalties and interest arising therefrom.

5.            Information and Intellectual Property Rights.

5.1            Proprietary Information. MCMS agrees that, during the Term and thereafter, MCMS shall take all steps necessary to hold the Proprietary Information (as defined below) in trust and confidence, shall not use such Proprietary Information in any manner or for any purpose except as expressly set forth in this Agreement and shall not disclose any such Proprietary Information to any third party without first obtaining Neurotrope’s express written consent on a case-by-case basis; provided, however, that MCMS may disclose certain Proprietary Information, without violating its obligations under this Agreement, to the extent such disclosure is required by a valid order of a court or other governmental body having jurisdiction, provided that MCMS provides Neurotrope with reasonable prior written notice of such disclosure and uses commercially reasonable efforts to obtain, or to assist Neurotrope in obtaining, a protective order preventing or limiting the disclosure and/or requiring that the Proprietary Information so disclosed be used only for the purposes for which the law or regulation required, or for which the order was issued. For purposes of this Agreement, “Proprietary Information” means any and all confidential and/or proprietary information regarding Neurotrope or any of its affiliates and their current and proposed business and operations, including, without limitation, information pertaining to their current or forecasted capital structure, equity or debt financing or investment activities, strategic plans, current or proposed products or services, investors, employees, directors, consultants, and other business and contractual relationships; provided, however, that information received by MCMS shall not be considered to be Proprietary Information if MCMS can demonstrate with competent evidence that such information has been published or is otherwise readily available to the public other than by a breach of this Agreement.

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5.2            Third-Party Information. MCMS understands that Neurotrope has received and will in the future receive from third parties certain confidential or proprietary information relating to such third parties (collectively, “Third-Party Information”), subject to duties on Neurotrope’s part to maintain the confidentiality of such Third-Party Information and to use such Third-Party Information only for certain limited purposes. MCMS agrees to hold all Third-Party Information in confidence and not to disclose to anyone (other than personnel of Neurotrope) or to use, except in connection with MCMS’s performance of the Services, any Third-Party Information unless expressly authorized in writing by an executive officer of Neurotrope.

5.3            Intellectual Property Rights. MCMS agrees that any and all intellectual property and intellectual property rights that MCMS conceived, reduced to practice or developed during the course of its performance of services as a director, officer, employee or consultant for Neurotrope, together with any and all intellectual property and intellectual property rights that MCMS conceives, reduces to practice or develops during the course of its performance of the Services pursuant to this Agreement, in each case whether alone or in conjunction with others (all of the foregoing being collectively referred to herein as the “Inventions”), shall be the sole and exclusive property of Neurotrope. Accordingly, MCMS hereby: (i) assigns and agrees to assign to Neurotrope its entire right, title and interest in and to all Inventions; and (ii) designates Neurotrope as its agent for, and grants to the officers of Neurotrope a power of attorney (which power of attorney shall be deemed coupled with an interest) with full power of substitution solely for the purpose of, effecting the foregoing assignments from MCMS to Neurotrope. MCMS further agrees to cooperate with and provide reasonable assistance to Neurotrope to obtain and from time to time enforce any and all current or future intellectual property rights covering or relating to the Inventions in any and all jurisdictions.

6.            No Conflicting Obligation. MCMS represents that its entering into this Agreement, its performance of all of the terms of this Agreement and its performance of the Services pursuant to this Agreement do not and will not breach or conflict with any agreement or other arrangement between MCMS and any third party. During the Term, MCMS agrees not to enter into any agreement that conflicts with this Agreement. Notwithstanding the foregoing, during the Term, Weinstein may consult (directly or as an agent of MCMS) with other companies as a financial advisor or CFO provided these companies are not in direct competition with Neurotrope. Weinstein also may (i) serve on civic or charitable boards or committees, (ii) deliver lectures, (iii) fulfill speaking engagements, (iv) teach at educational institutions, and (v) manage personal investments; provided that such activities do not individually or in the aggregate directly interfere with the performance of Weinstein's or MCMS’s duties under this Agreement. Subject to the prior written consent of the board of directors which request will not be unreasonably denied, Weinstein may also serve as a director of any company or business that does not directly compete with Neurotrope provided that such activities do not individually or in the aggregate interfere with the performance of Weinstein's or MCMS’s duties under this Agreement.

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7.            Indemnification and Insurance Related to Employment by the Company.

Neurotrope shall indemnify MCMS and hold MCMS harmless from and against any claim, loss or cause of action arising from or out of MCMS’s performance after the Effective Date (and within the scope of his responsibilities) as a consultant of Neurotrope or any of its subsidiaries or other affiliates or predecessors or in any other capacity, including any fiduciary capacity, in which MCMS serves at Neurotrope’s request, in each case to the maximum extent permitted by law and, to the extent more favorable, to the maximum extent permitted under Neurotrope’s organizational documents. Notwithstanding the foregoing, Neurotrope shall have no obligation of indemnification (including advancement of expenses) with respect to conduct, actions or omissions attributable to the gross negligence, willful or reckless misconduct or malfeasance of MCMS or with respect to conduct, actions or omissions of MCMS occurring after the expiration of the Term of this Agreement or its earlier termination pursuant to Section 8 hereof. Neurotrope shall, consistent with applicable laws, provide for the advancement to MCMS, within ten (10) days of its presentation of invoices or other appropriate documentation, of expenses incurred or sustained in connection with any action, suit or proceeding to which MCMS or its legal representatives may be made a party by reason of its being or having been a consultant of Neurotrope or any of its subsidiaries or other affiliates or predecessors or his being or having been engaged in any other capacity at Neurotrope’s request. The rights under this Section 7 shall in all cases be on terms no less favorable to MCMS than to other consultants of Neurotrope and shall survive the termination or expiration of this Agreement until the expiration of the applicable statute of limitations.

8.            Term and Termination.

8.1            Term. This Agreement shall commence on the date hereof and shall continue until November 30, 2013 (the “Initial Term”). At the end of such Initial Term, this Agreement shall terminate unless extended for one or more additional periods (each, a “Renewal Term”) by mutual written agreement of the parties. The Initial Term and all Renewal Terms, if any, are collectively referred to herein as the “Term”.

8.2            Automatic Termination. This Agreement shall automatically terminate at any time during the Term upon the event of (a) Weinstein ceasing to be the managing member of MCMS or (b) Weinstein's death.

8.3            Voluntary Termination. Either party may voluntarily terminate this Agreement by delivering thirty (30) days prior written notice to the other party.

8.4            Termination by Neurotrope. Neurotrope may terminate this Agreement at any time during the Term upon delivery to MCMS of notice of the good-faith determination by the majority of the members of the board of directors of Neurotrope (and the accompanying justification therefore) that such Agreement should be terminated for Cause (as defined below) or as a result of Disability (as defined below) of Weinstein. For purposes of this Agreement:

(a)            The term “Cause” shall mean: (i) the willful misconduct of MCMS or any of MCMS’s employees, officers or agents; (ii) MCMS’s willful failure to perform the Services; (iii) the causing of intentional damage to the tangible or intangible property of Neurotrope by MCMS or any of MCMS’s employees, officers or agents; (iv) the conviction of Weinstein of any felony or any other crime involving moral turpitude; (v) the performance of any dishonest or fraudulent act by MCMS or any of MCMS’s employees, officers or agents which is, or would be, in each case as determined in good faith by the board of directors of Neurotrope materially detrimental to the best interests of Neurotrope or its stockholders or affiliates; or (vi) a breach of the Agreement by MCMS.

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(b)            The term “Disability” shall mean Weinstein’s inability to perform the Services for any period of thirty (30) consecutive days (or any sixty (60) days during any period of twelve (12) consecutive months) by reason of any physical or mental incapacity or illness, as determined by the board of directors of Neurotrope based upon medical advice provided by a licensed physician mutually acceptable to the board of directors of Neurotrope and Weinstein.

8.5            Effect of Termination. The obligations set forth in Sections 4, 5, 6, 8.5 and 9, as well as any outstanding payment or reimbursement obligations of Neurotrope, shall survive any termination or expiration of this Agreement. Upon any termination or expiration of this Agreement and at the written request of Neurotrope, MCMS shall promptly deliver to Neurotrope all documents and other materials of any nature pertaining to the Services, together with all documents and other items containing or pertaining to any Proprietary Information, Third-Party Information or Inventions.

9.            Miscellaneous.

9.1            Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (iii) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 9.1):

If to MCMS:	Medical Cash Management Solutions, LLC
c/o Robert Weinstein
60 Hampden Lane
Irvington, New York 10533

If to Neurotrope:	Neurotrope BioScience, Inc.
10732 Hawk’s Vista St.
Plantation, Florida 33324
Attn: Dr. Jim New
President and CEO
Fax: 954-452-4656

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Copy to (which shall not constitute notice):

Bilzin Sumberg Baena Price & Axelrod LLP
1450 Brickell Ave, 23rd Floor
Miami, FL 33131
Attn: Laura Vaughn
Fax: (305) 351-2272

9.2            Headings. The bold-face headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.3            Governing Law; Jurisdiction and Venue. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New York without giving effect to its principles of conflicts of laws. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the State of New York. Each of the parties hereto: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of New York, in connection with any legal proceeding; (ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to such party at the address set forth in Section 8.2 shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding; (iii) agrees that each state and federal court located in the State of New York, shall be deemed to be a convenient forum; and (iv) agrees not to assert, by way of motion, as a defense or otherwise, in any such legal proceeding commenced in any state or federal court located in the State of New York, any claim that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

9.4            Successors and Assigns. The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided, however, that, as Neurotrope has specifically contracted for MCMS’s Services, which Services are unique and personal, MCMS may not assign or delegate its obligations under this Agreement either in whole or in part to any other contractor, subcontractor, business or entity without the prior written consent of Neurotrope. Neurotrope may assign its rights and obligations hereunder to any person or entity who succeeds to all or substantially all of Neurotrope’s business.

9.5            Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative and not alternative. The parties agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled, in addition to any other remedy that may be available to it, to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach. The parties further agree that no person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.6, and the parties irrevocably waive any right they may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

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9.6            Waiver. No failure on the part of any person or entity to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any person or entity in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No person or entity shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such person or entity, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.7            Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

9.8            Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement in writing for such provision, then: (i) such provision shall be excluded from this Agreement; (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded; and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

9.9            Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

9.10            Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

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In Witness Whereof, the parties hereto have executed this Consulting Agreement as of the date first written above.

Medical Cash Management Solutions, LLC	Neurotrope BioScience, Inc.
/s/ Robert Weinstein Robert Weinstein Managing Member	/s/ James S. New James S. New Chief Executive Officer

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Appendix A

sERVICES

MCMS shall serve as Chief Financial Officer (“CFO”) of Neurotrope and shall perform all duties typically performed by the CFO of a similarly situated company. During the Term, Weinstein shall devote at least three days per week to the performance of such duties for Neurotrope.

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